CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated January 22, 2010 on Dreyfus Massachusetts Municipal Money Market Fund for the fiscal year ended November 30, 2009 which is incorporated by reference in this Registration Statement (Form N-1A Nos. 33-38741 and 811-6273) of Dreyfus Massachusetts Municipal Money Market Fund.

ERNST&YOUNGLLP

New York, New York
March 25, 2010